Exhibit 99.1
For Immediate Release

Press Release

Roka Bioscience Reports Fourth Quarter and Full Year 2015 Financial Results

Warren, NJ - March 4, 2015 - (PR Newswire) - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the three months and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Results:

Revenue for the quarter ended December 31, 2015 was $1.5 million compared with $1.4 million for the fourth quarter of 2014 and $1.5 million for the third quarter of 2015. As of December 31, 2015, the Company had 41 instruments placed with customers under commercial agreements compared to 38 instruments as of December 31, 2014 and 39 instruments as of September 30, 2015.

Total operating expenses for the fourth quarter of 2015 were $11.8 million compared with $10.2 million in the fourth quarter of 2014. Net loss for the fourth quarter of 2015 was $10.0 million, or $0.58 per share, compared with a net loss of $7.4 million, or $0.43 per share, in the fourth quarter of 2014.

Full Year 2015 Financial Results:

For the year ended December 31, 2015 revenue increased 18% to $6.0 million compared with $5.1 million in 2014. Total operating expenses for the year ended December 31, 2015 were $41.3 million compared with $36.6 million in 2014. Net loss for the year ended December 31, 2015 was $36.6 million, or $2.12 per share, compared with a net loss of $32.2 million, or $2.93 per share, in 2014.

As of December 31, 2015, the Company had cash and cash equivalents and marketable securities of $32.3 million compared with $57.1 million at December 31, 2014.

Conference Call
Roka Bioscience will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and answer questions. During the conference call, material information concerning the Company, its operations, strategies and prospects may be discussed. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the conference call will be available after the completion of the call by dialing 1-877-344-7529 (domestic) and 1-412-317-0088 (international). The replay access code is 10081633. An online archive of the conference call will also be available at http://rokabio.investorroom.com.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:

Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$1,501	$1,356	$5,985	$5,057
Operating expenses:
Cost of revenue	2,312	2,431	7,704	7,847
Research and development	1,866	1,943	7,689	7,934
Selling, general and administrative	6,325	4,887	21,778	19,101
Amortization of intangible assets	937	945	3,748	1,767
Impairment of goodwill	360	—	360	—
Total operating expenses	11,800	10,206	41,279	36,649
Loss from operations	(10,299)	(8,850)	(35,294)	(31,592)
Other income (expense):
Change in fair value of financial instruments	—	—	—	(785)
Interest income (expense), net	(418)	(561)	(2,006)	(1,805)
Loss before income taxes	(10,717)	(9,411)	(37,300)	(34,182)
Income tax provision (benefit)	(710)	(1,980)	(700)	(1,952)
Net loss and comprehensive loss	$(10,007)	$(7,431)	$(36,600)	$(32,230)
Net Loss per Common Share:
Basic and diluted	$(0.58)	$(0.43)	$(2.12)	$(2.93)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	17,346,008	17,150,523	17,283,205	11,001,579

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$3,441	$7,503
Short-term marketable securities	28,809	36,231
Trade accounts receivable, net of $0 allowance for doubtful accounts	649	670
Inventories	3,939	4,930
Prepaid expenses and other current assets	5,271	2,115
Total current assets	42,109	51,449
Long-term marketable securities	—	13,366
Property and equipment, net	9,822	12,186
Intangible assets, net	22,408	26,156
Goodwill	—	360
Other assets	264	262
Total assets	$74,603	$103,779
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$675	$1,134
Short-term deferred payments	1,343	695
Notes payable, current	9,851	9,910
Accrued expenses and other short-term liabilities	6,767	2,125
Total current liabilities	18,636	13,864
Deferred payments	10,737	10,457
Deferred tax liabilities	—	49
Other long-term liabilities	317	334
Total liabilities	29,690	24,704
Stockholders' Equity:
Total Stockholders' Equity	44,913	79,075
Total liabilities and stockholders' equity	$74,603	$103,779